THE PNC FINANCIAL SERVICES GROUP, INC. 2016 INCENTIVE AWARD PLAN * * * PERFORMANCE SHARE UNITS AWARD AGREEMENT This Agreement, which includes the attached appendices (this “Agreement”) sets forth the terms and conditions of your performance share unit award made pursuant to The PNC Financial Services Group, Inc. 2016 Incentive Award Plan and any sub-plans thereto. Appendix A to this Agreement sets forth additional terms and conditions of the Award, including restrictive covenant provisions. Appendix B to this Agreement sets forth certain definitions applicable to this Agreement generally. Appendix C to this Agreement sets forth the performance-based vesting conditions applicable to the Award and certain related definitions. Capitalized terms not otherwise defined in the body of this Agreement have the meaning ascribed to such terms in the Plan or Appendices A, B or C. The Corporation and the Grantee named below (referenced in this Agreement as “you” or “your”) agree as follows: Subject to your timely acceptance of this Agreement (as described in Section A below), the Corporation grants to you the Award set forth below, subject to the terms and conditions of the Plan and this Agreement. A. GRANT AND ACCEPTANCE OF PSUs GRANTEE #ParticipantName# GRANT DATE #GrantDate# AWARD Performance share units (“PSUs”), each representing a right to receive one Share, and related Dividend Equivalents, payable in cash. TARGET #QuantityGranted# PSUs and related Dividend Equivalents PERFORMANCE PERIOD January 1, 2026- December 31, 2028 (other than limited exceptions in the event of death or a Change of Control, as described in Appendix C). Exhibit 10.37

-2- AWARD ACCEPTANCE; AWARD EFFECTIVE DATE You must accept this Award by delivering an executed unaltered copy of this Agreement to the Corporation within 30 days of your receipt of this Agreement. Upon such execution and delivery of this Agreement by both you and the Corporation, this Agreement is effective as of the Grant Date (the “Award Effective Date”). If you do not properly accept this Award, the Corporation may, in its sole discretion, cancel the Award at any time thereafter. B. VESTING REQUIREMENTS B.1 An Award becomes vested only upon satisfaction of both the service-based vesting requirements and the performance-based vesting requirements set forth below. SERVICE-BASED VESTING REQUIREMENTS Except as otherwise provided in this Agreement, you must remain continuously employed through and including the Committee-determined Final Award Date (as defined in Appendix B) or such earlier date as prescribed by Section B.2 below. PERFORMANCE- BASED VESTING REQUIREMENTS Provided the service-based vesting requirements have been met, the Award will vest and become payable on the applicable Final Award Date upon the achievement of the performance goals set forth in Appendix C to this Agreement. B.2 EFFECT OF TERMINATION OF EMPLOYMENT PRIOR TO THE FINAL AWARD DATE ON VESTING REQUIREMENTS RETIREMENT Notwithstanding anything to the contrary in this Agreement, if your employment with PNC is terminated due to your Retirement, and not for Cause, then the service-based vesting requirements of the Award will be satisfied as of your Termination Date, but the Award will not vest and become payable until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of this Agreement. DISABILITY Notwithstanding anything to the contrary in this Agreement, if your employment with PNC is terminated by PNC due to your Disability, and not for Cause, then the service-based vesting

-3- requirements of the Award will be satisfied as of your Termination Date, but the Award will not vest and become payable until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of this Agreement. DEATH Notwithstanding anything to the contrary in this Agreement, if your employment with PNC ceases by reason of your death, or if you die after a termination of employment with PNC (i) due to Disability or Retirement, (ii) following an Anticipatory Termination, or (iii) by PNC not for Cause or by you for Good Reason, but prior to the Final Award Date, then the service-based requirements of the Award will be satisfied as of your date of death, and the performance-based vesting requirements will be satisfied as further described in Appendix C. ANTICIPATORY TERMINATION Notwithstanding anything to the contrary in this Agreement, if your termination of employment with PNC is an Anticipatory Termination, then the service-based vesting requirements of the Award will be satisfied as of the Termination Date, but the Award will not vest and become payable until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms of this Agreement. TERMINATION NOT FOR CAUSE OR TERMINATION FOR GOOD REASON Notwithstanding anything to the contrary in this Agreement, if PNC terminates your employment not for Cause or you terminate your employment for Good Reason, any portion of the Award that remains outstanding will continue to vest and become payable at the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms of this Agreement; provided, that if you are or become covered under an executive severance plan or similar program (in the Corporation’s sole discretion), then the terms of such plan or program will apply.

-4- TERMINATION FOLLOWING A CHANGE OF CONTROL Notwithstanding anything to the contrary in this Agreement, if you have been continuously employed by PNC, including any successor entity, through the date of a Change of Control, and your employment with PNC is terminated following such Change of Control (but prior to the Final Award Date): (a) by PNC other than for Misconduct, (b) by you for Good Reason, or (c) for any reason (other than for Misconduct) on or after the first business day of the calendar year following the end of the Performance Period, (each, a “Qualifying Termination”), then the service-based requirements of the Award will be satisfied as of your Termination Date, and the performance-based vesting requirements will be satisfied as further described in Appendix C. For the avoidance of doubt, upon the occurrence of a Change of Control, the Award will not become vested until the service-based vesting requirements are satisfied, either as set forth in Section B.1. or as a result of your Retirement, your termination of employment by reason of death or Disability, or the occurrence of a Qualifying Termination. C. FORFEITURE C.1 FORFEITURE UPON FAILURE TO MEET SERVICE- BASED VESTING REQUIREMENTS Except as otherwise provided in Section B.2 above, if you cease to be an employee of PNC prior to an applicable Final Award Date, you will not have satisfied the service-based vesting requirements and the Award will be automatically forfeited and cancelled as of your Termination Date. Upon such forfeiture or cancellation, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the Award under this Agreement. C.2 FORFEITURE IN CONNECTION WITH DETRIMENTAL CONDUCT At any time prior to the Final Award Date, to the extent that PNC (acting through a PNC Designated Person) determines in its sole discretion (a) that you have engaged in Detrimental Conduct and (b) to forfeit and cancel all or a specified portion of the

-5- outstanding Award as a result of such determination, then such portion will be forfeited and cancelled effective as of the date of such determination. C.3 FORFEITURE UPON FAILURE TO SATISFY PERFORMANCE CONDITIONS If the final Corporate Performance Factor (as defined in Appendix C) is determined by the Committee to be 0.00%, the Award will be eligible to be forfeited and cancelled without payment of any consideration by PNC as of the date of such determination. D. DIVIDEND EQUIVALENTS D.1 GENERALLY As of the Award Effective Date, you will be entitled to earn accrued cash Dividend Equivalents on the vested Payout Share Units (defined in Appendix C), in an amount equal to the cash dividends that would have been paid (without interest or reinvestment) between the Grant Date and the Final Award Date, as though you were the record holder of such Payout Share Units, and such Payout Share Units had been issued and outstanding shares on the Grant Date through the Final Award Date. D.2 ACCRUED DIVIDEND EQUIVALENT PAYMENTS (a) Generally. Accrued Dividend Equivalents will vest and be paid out in cash, less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A, if and when the Award vests and pays out (at which point such Dividend Equivalents will terminate). Dividend Equivalents are subject to the same vesting requirements and payout size adjustments as the Award. If the PSUs to which such Dividend Equivalents relate are forfeited and cancelled, such related Dividend Equivalents will also be forfeited and cancelled. (b) Payment Upon a Change of Control. Accrual of Dividend Equivalents will cease as of the Change of Control. Upon a Change of Control, Dividend Equivalents accrued (without reinvestment or interest) between the Grant Date and the Change of Control will vest and be paid out in cash, less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A, if and when the Award vests and pays out, as if you were the

-6- record holder of the number of Shares equal to the number of vested Payout Share Units underlying the Award from the Grant Date through the date of the Change of Control. E. PAYMENT OF THE AWARD E.1 PAYMENT TIMING Except as otherwise provided below, vested Payout Share Units that remain outstanding will be settled as soon as practicable following the applicable Final Award Date (and no later than (x) December 31st following the year of death, in the event of your death, or (y) March 15th following the year the Award vests). E.2 FORM OF PAYMENT; AMOUNT (a) Payment Generally. Except as provided in subsection (b) below, your Final Award will be settled at the time set forth in Section E.1 by delivery to you of that number of whole Shares equal to the number of Payout Share Units under your Final Award, less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A. (b) Payment On or After a Change of Control. Upon vesting on or after a Change of Control, vested Payout Share Units will be settled at the time set forth in Section E.1 by payment to you of cash in an amount equal to that number of whole Shares equal to the number of vested Payout Share Units, multiplied by the then current Fair Market Value of a share of Common Stock on the date of the Change of Control (subject to any applicable adjustment pursuant to Section 2 of Appendix A), less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A. Related accrued Dividend Equivalent payments will be paid to you in cash as described in Section D.2(b). No interest will be paid with respect to any such payments made pursuant to this Section E. F. RESTRICTIVE COVENANTS Upon your acceptance of this Award, you shall become subject to the restrictive covenant provisions set forth in Section 1 of Appendix A.

-7- G. CLAWBACK The Award, and any right to receive and retain any Shares (if applicable), cash or other value pursuant to the Award, is subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Corporation’s Incentive Compensation Adjustment and Clawback Policy and Dodd-Frank Recoupment Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established by the Board or the Committee from time to time and to any clawback or recoupment that may be required by applicable law or regulation (each a “Clawback Policy,” and together, the “Clawback Policies”). In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited under such policy, shall be deemed not to have been earned under the terms of the Plan, and the Corporation is entitled to recover from you the amount specified under the Clawback Policy to be clawed back, recouped, or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to your satisfaction of all eligibility conditions for earning the RSUs). The RSUs are not considered earned, and the eligibility requirements with respect to the RSUs are not considered met, until all requirements of the Plan, this Agreement, and any Clawback Policies are met. By accepting this Award, you agree that you are obligated to provide all assistance necessary to the Corporation to recover or recoup the Shares, cash or other value pursuant to the Award which are subject to recovery or recoupment pursuant to applicable law, government regulation, stock exchange listing requirement or PNC policy, including the Clawback Policies. Such assistance shall include completing any documentation necessary to recover or recoup the Shares, cash or other value pursuant to the Award from any accounts you maintain with PNC or any pending or future compensation. A copy of the Incentive Compensation Adjustment and Clawback Policy is included in the materials

-8- distributed to you with this Agreement. A copy of the Dodd-Frank Recoupment Policy is included as Exhibit 97 on the Corporation’s Annual Report filed on Form 10-K.

- 1 - THE PNC FINANCIAL SERVICES GROUP, INC. 2016 INCENTIVE AWARD PLAN PERFORMANCE SHARE UNITS AWARD AGREEMENT APPENDIX A ADDITIONAL PROVISIONS 1. Restrictive Covenants. You and PNC acknowledge and agree that you have received adequate consideration with respect to enforcement of the provisions of this Section 1 by virtue of accepting this Award (regardless of whether the Award or any portion thereof is ultimately settled and paid to you); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent you from earning a living. (a) Non-Solicitation; No-Hire. You agree to comply with the provisions of this Section 1(a) during the period of your employment with PNC and the 12-month period following your Termination Date, regardless of the reason for such termination of employment, as follows: i. Non-Solicitation. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any Person other than PNC, solicit, call on, do business with, or actively interfere with PNC’s relationship with, or attempt to divert or entice away, any Person that you should reasonably know (A) is a customer of PNC for which PNC provides any services as of your Termination Date, or (B) was a customer of PNC for which PNC provided any services at any time during the 12 months preceding your Termination Date, or (C) was, as of your Termination Date, considering retention of PNC to provide any services. ii. No-Hire. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any Person other than PNC, employ or offer to employ, call on, or actively interfere with PNC’s relationship with, or attempt to divert or entice away, any employee of PNC. You also will not assist any other Person in such activities. Notwithstanding Section 1(a)(i) and Section 1(a)(ii) above, if your termination of employment with PNC is an Anticipatory Termination, then commencing immediately after your Termination Date, the provisions of Section 1(a)(i) and Section 1(a)(ii) will no longer apply and will be replaced with the following provision: “No-Hire. You agree that you will not, for a period of one year after your Termination Date, employ or offer to employ, solicit, actively interfere with PNC or any PNC affiliate’s relationship with, or attempt to

- 2 - divert or entice away, any officer of PNC or any affiliate of PNC.” (b) Confidentiality. During your employment with PNC and thereafter regardless of the reason for termination of such employment, you will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of PNC whether or not conceived of or prepared by you, other than (i) information generally known in PNC’s industry or acquired from public sources, (ii) as required in the course of employment by PNC, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of PNC. Nothing in this Agreement, including this Section 1(b), is intended to limit you from affirmatively reporting to, communicating directly with, or providing information and documents — with the exception of information or documents that are subject to a legal or other applicable privilege—to any governmental entity, regulator, or self-regulatory organization (including the Securities and Exchange Commission or Commodity Futures Trading Commission) regarding possible violations of law or regulation. You further understand and agree that you are not required to contact or receive consent from PNC before engaging in such communications with any such authorities. However, if you receive a court order or valid and effective subpoena, interrogatory, or similar legal process not involving a governmental agency or regulatory body that requires disclosure of any confidential business or technical information or trade secret, before making any disclosure you must promptly notify PNC in writing of the order or other legal process. (c) Ownership of Inventions. You will promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by you during the term of your employment with PNC, whether alone or with others, and that are (i) related directly or indirectly to the business or activities of PNC or (ii) developed with the use of any time, material, facilities or other resources of PNC (“Developments”). You agree to assign and hereby do assign to PNC or its designee all of your right, title and interest, including copyrights and patent rights, in and to all Developments. You will perform all actions and execute all instruments that PNC or any subsidiary will deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 1(c) will be performed by you without further compensation and will continue beyond your Termination Date. (d) Enforcement Provisions. You understand and agree to the following provisions regarding enforcement of Section 1 of this Agreement: i. Equitable Remedies. A breach of the provisions of Sections 1(a) – 1(c) will cause PNC irreparable harm, and PNC will therefore be entitled to seek issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach. ii. Tolling Period. If it becomes necessary or desirable for PNC to seek compliance with the provisions of Section 1(a) by legal proceedings, the period

- 3 - during which you will comply with said provisions will extend for a period of 12 months from the date PNC institutes legal proceedings for injunctive or other relief. iii. Reform. If any of Sections 1(a) – 1(c) are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which the restriction applies, it is the intent of both parties that the court reduce and reform the restriction so as to apply the greatest limitations considered enforceable by the court. iv. Waiver of Jury Trial. Each of you and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 1(a) – 1(c). v. Application of Defend Trade Secrets Act. Regardless of any other provision in this Agreement, you may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing trade secrets under certain limited circumstances, as set forth in PNC’s Defend Trade Secrets Act policy. The policy is available for viewing on PNC’s intranet under the “PNC Ethics” page. 2. Capital Adjustments upon a Change of Control. Upon the occurrence of a Change of Control, (a) the number, class and kind of PSUs then outstanding under the Award will automatically be adjusted to reflect the same changes as are made to outstanding shares of Common Stock generally, (b) the value per share unit of any share- denominated award amount will be measured by reference to the per share value of the consideration payable to a holder of Common Stock in connection with such Corporate Transaction or Transactions if applicable, and (c) with respect to stock-payable PSUs only, if the effect of the Corporate Transaction or Transactions on a holder of Common Stock is to convert that shareholder’s holdings into consideration that does not consist solely (other than as to a minimal amount) of shares of Common Stock, then the entire value of any payment to be made to you will be made solely in cash at the applicable time specified in this Agreement. 3. Fractional Shares. No fractional Shares will be delivered to you. If the outstanding vested PSUs being settled in Shares include a fractional interest, such fractional interest will be eliminated by rounding down to the nearest whole share unit. 4. No Rights as a Shareholder. You will have no rights as a shareholder of the Corporation by virtue of this Award unless and until Shares are issued and delivered in settlement of the Award pursuant to and in accordance with this Agreement. 5. Transfer Restrictions. (a) The Award may not be sold, assigned, transferred, exchanged, pledged, or otherwise alienated or hypothecated.

- 4 - (b) If you are deceased at the time any outstanding vested PSUs are settled and paid out in accordance with the terms of this Agreement, such delivery of Shares, cash payment or other payment (as applicable) shall be made to the executor or administrator of your estate or to your other legal representative or, as permitted under the election procedures of the Plan’s third-party administrator, to your designated beneficiary, in each case, as determined in good faith by the Corporation. Any delivery of Shares, cash payment or other payment made in good faith by the Corporation to your executor, other legal representative or permissible designated beneficiary, or retained by the Corporation for taxes pursuant to Section 6 of this Appendix A, shall extinguish all right to payment hereunder. 6. Withholding Taxes. (a) You shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes), penalties and interest that you incur in connection hereunder. The Corporation will, at the time any withholding tax obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection therewith from amounts then payable hereunder to you. (b) If any such withholding is required prior to the time amounts are payable to you hereunder or if such amounts are not sufficient to satisfy such obligation in full, the withholding will be taken from other compensation then payable to you or as otherwise determined by PNC. (c) The Corporation will withhold cash from any amounts then payable to you hereunder that are settled in cash. Unless the Committee or PNC Designated Person determines otherwise, with respect to stock-payable PSUs only, the Corporation will retain whole Shares from any amounts then payable to you hereunder (or pursuant to any other PSUs previously awarded to you under the Plan) in the form of Shares. For purposes of this Section 6(c), Shares retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises (as such date is determined by the Corporation). 7. Employment. Neither the granting of the Award nor any payment with respect to such Award authorized hereunder nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC to employ you for any period or in any way alter your status as an employee at will. 8. Miscellaneous. (a) Subject to the Plan and Interpretations. In all respects the Award and this Agreement are subject to the terms and conditions of the Plan, which has been made available to you and is incorporated herein by reference. The terms of the Plan will not be considered an enlargement of any benefits under this Agreement. If the Plan and this Agreement conflict, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and PNC.

- 5 - (b) Governing Law and Jurisdiction. This Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof will be brought exclusively in the Federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of this Agreement, you and PNC hereby consent to the exclusive jurisdiction of such courts and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with this Agreement. (c) Headings; Entire Agreement. Headings used in this Agreement are provided for reference and convenience only, are not considered part of this Agreement, and will not be employed in the construction of this Agreement. This Agreement, including any appendices or exhibits attached hereto, constitutes the entire agreement between you and PNC with respect to the subject matters addressed herein, and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties concerning the subject matters hereof. (d) Modification. Modifications or adjustments to the terms of this Agreement may be made by the Corporation as permitted in accordance with the Plan or as provided for in this Agreement. No other modification of the terms of this Agreement will be effective unless embodied in a separate, subsequent writing signed by you and by an authorized representative of the Corporation. (e) No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of this Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition. (f) Severability. The restrictions and obligations imposed by this Agreement are separate and severable, and it is the intent of both parties that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon you. (g) Applicable Laws. Notwithstanding anything in this Agreement, PNC will not be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by law, including but not limited to Federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC. (h) Compliance with Section 409A of the Internal Revenue Code. It is the intention of the parties that the Award and this Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are

- 6 - applicable. This Agreement will be administered in a manner consistent with this intent, including as set forth in Section 20 of the Plan. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

i THE PNC FINANCIAL SERVICES GROUP, INC. 2016 INCENTIVE AWARD PLAN PERFORMANCE SHARE UNITS AWARD AGREEMENT APPENDIX B DEFINITIONS Certain Definitions. Except as otherwise provided, the following definitions apply for purposes of this Agreement. “Anticipatory Termination” means a termination of employment where PNC terminates your employment with PNC (other than for Misconduct or Disability) prior to the date on which a Change of Control occurs, and you reasonably demonstrated that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control. “Award Effective Date” has the meaning set forth in Section A of this Agreement. “Change of Control” means: (a) Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then- outstanding shares of Common Stock (the “Outstanding PNC Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”). The following acquisitions will not constitute a Change of Control for purposes of this definition: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined below) or (5) an acquisition of beneficial ownership representing between 30% and 50%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock if the Incumbent Board (as defined below) as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence; (b) Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied). For purposes of this definition, any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the shareholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs

ii as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”). A transaction otherwise meeting the definition of Business Combination will not be treated as a Change of Control if following completion of the transaction all or substantially all of the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or (d) Consummation of a complete liquidation or dissolution of the Corporation. The Committee may determine, as it deems appropriate, to modify the definition of Change of Control for any purpose, including to comply with Section 409A. “Competitive Activity” means any participation in, employment by, ownership of any equity interest exceeding one percent in, or promotion or organization of, any Person other than PNC (1) engaged in business activities similar to some or all of the business activities of PNC during your employment or (2) engaged in business activities that you know PNC intends to enter within the next 12 months (or, if after your Termination Date, within the first 12 months after your Termination Date), in either case whether you are acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein. For purposes of Competitive Activity as defined herein (and as such similar term is defined in any equity-based award agreement held by you), the term “subsidiary” will not include any company in which PNC holds an interest pursuant to its merchant banking authority. “Detrimental Conduct” means: (a) You have engaged in, without the prior written consent of PNC (with consent to be given or withheld at PNC’s sole discretion), in any Competitive Activity in

iii the Restricted Territory at any time during the period of your employment with PNC and the 12-month period following your Termination Date; (b) any act of fraud, misappropriation, or embezzlement by you against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or (c) you are convicted (including a plea of guilty or of nolo contendere) of, or you enter into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of your employment or other service relationship with PNC. You will be deemed to have engaged in Detrimental Conduct for purposes of this Agreement only if and when the Committee or other PNC Designated Person determines that you have engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to you. Detrimental Conduct will not apply to conduct by or activities of successors to the Award by will or the laws of descent and distribution in the event of your death. No determination that you have engaged in Detrimental Conduct may be made (x) on or after your Termination Date if your termination of employment was an Anticipatory Termination or (y) between the time PNC enters into an agreement providing for a Change of Control and the time such agreement either terminates or results in a Change of Control. “Final Award Date” means (a) the date on which the Committee makes its determination as to the size of the payout to be paid out to you in accordance with this Agreement (such payout amount, the “Final Award”), if any, following the end of the Performance Period, (b) in the event of your death prior to the last calendar year of the Performance Period, the date on which the Committee makes its determination of a Final Award, if any, following the calendar year of your death, or (c) if a Change of Control has occurred prior to the date described in (a) and a Final Award has been authorized, the date upon which the service requirements are satisfied. “Good Reason” means the occurrence of any of the following events without your consent; provided, however, in the event of a Qualifying Termination, “Good Reason” shall mean the definition of Good Reason contained in the Change of Control Employment Agreement between you and PNC then in effect, if any: (a) the assignment of any duties to you inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), or any other material diminution in such position, authority, duties or responsibilities; (b) any material reduction in your rate of base salary or the amount of your annual bonus opportunity (or, if less, the bonus opportunity established for PNC’s similarly situated employees for any year), or a material reduction in the level of any other employee benefits for which you are eligible receive below those offered to PNC’s similarly situated employees;

iv (c) PNC’s requiring you to be based at any office or location outside of a fifty (50)-mile radius from the office where you were employed on the Grant Date; (d) any action or inaction that constitutes a material breach by PNC of any agreement entered into between you and PNC; or (e) the failure by PNC to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PNC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that PNC would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, none of the events described above shall constitute Good Reason unless and until (i) you first notify PNC in writing describing in reasonable detail the condition which constitutes Good Reason within 90 days of its initial occurrence, (ii) PNC fails to cure such condition within 30 days after receipt of such written notice, and (iii) you terminate employment within two years of its initial occurrence. Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (e) shall not affect your ability to terminate employment for Good Reason, and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason. “Misconduct” means, as it relates to an Anticipatory Termination or following a Change of Control, (a) your willful and continued failure to substantially perform your duties with PNC (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the CEO that specifically identifies the manner in which the Board or the CEO believes that you have not substantially performed your duties; or (b) your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to PNC or any of its subsidiaries. For purposes of clauses (a) and (b), no act or failure to act, on your part, shall be considered willful unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of PNC. Any act, or failure to act, based upon the instructions or prior approval of the Board, the CEO or your superior or based upon the advice of counsel for PNC, will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of PNC. Your cessation of employment will be deemed to be a termination of your employment with PNC for Misconduct only if and when there shall have been delivered to you, as part of the notice of your termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding on the basis of clear and convincing evidence that, in the good faith opinion of the Board, you are guilty

v of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail. Such resolution shall be adopted only after (i) reasonable notice of such Board meeting is provided to you, together with written notice that PNC believes that you are guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail, and (ii) you are given an opportunity, together with counsel, to be heard before the Board. “Payout Share Units” refers to the performance-adjusted number of units that are eligible to vest. “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act. “PNC Designated Person” means (a) the Committee or its delegate if you are (or were when you ceased to be an employee of PNC) either a Group 1 covered employee (Corporate Executive Group member) including any equivalent successor classification or subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities (or both); or (b) the Committee, the CEO, or the Chief Human Resources Officer of PNC, or any other individual or group as may be designated by one of the foregoing to act as PNC Designated Person for purposes of this Agreement. “Qualifying Termination” has the meaning set forth in Section B of this Agreement. “Restricted Territory” means (a) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in the United States or Canada as of the Termination Date, the United States and Canada, (b) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in the United Kingdom as of the Termination Date, the United Kingdom or (c) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in Germany as of the Termination Date, Germany or the United Kingdom. “Retirement” means your termination of employment with PNC at any time for any reason (other than termination of employment by reason of your death, by PNC for Cause or by reason of termination of employment in connection with a divestiture of assets or a divestiture of one or more subsidiaries of PNC if the Committee or the CEO or his or her designee so determines prior to such divestiture) on or after the first date on which you have both attained at least age 55 and completed five years of service, where a year of service is determined in the same manner as the determination of a year of vesting service calculated under the provisions of The PNC Financial Services Group, Inc. Pension Plan. “Termination Date” means the last day of your employment with PNC. If you are employed by a Subsidiary that ceases to be a Subsidiary or ceases to be a consolidated subsidiary of the Corporation under U.S. generally accepted accounting principles and you do not continue to be employed by or otherwise have a Service Relationship with PNC, then for purposes of this Agreement, your employment with PNC terminates effective at the time this occurs.

-1- THE PNC FINANCIAL SERVICES GROUP, INC. 2016 INCENTIVE AWARD PLAN PERFORMANCE SHARE UNITS AWARD AGREEMENT APPENDIX C PERFORMANCE-BASED VESTING CONDITIONS The following table sets forth the performance-based vesting conditions of the Award: 1. General Overview and Definitions Performance-based vesting and payout of your Award is determined based on the level of satisfaction of three performance metrics during the Performance Period – two corporate performance metrics and one risk-related performance metric. These metrics are described in more detail in the paragraphs below. “PNC” for purposes of this Appendix C as it refers to performance-based vesting conditions means the Corporation and its consolidated subsidiaries for financial reporting purposes. Each performance metric will be measured or reviewed on an annual basis for each calendar year (i.e., calendar year 2026, calendar year 2027 and calendar year 2028) during the Performance Period (each, a “Performance Year”). A Performance Year may refer to a partial calendar year in certain limited circumstances (e.g., in connection with death or a Change of Control) as further described in this Appendix C. The three performance metrics are: 1. Relative Average EPS Growth - Annual growth in earnings per share, measured for each Performance Year and then averaged for the Performance Period and compared to similar performance of other members of PNC’s Peer Group based on PNC’s percentile rank using a continuous percentile rank calculation (“Relative Average EPS Growth”), where for purposes of this definition:

-2- a. “EPS” means the publicly-reported diluted earnings per share of PNC or other Peer Group members for the Performance Year, in each case as adjusted, on an after-tax basis, for the impact of the items set forth in paragraph 3 below (rounded to the nearest cent), and b. “EPS Growth,” with respect to a given Performance Year, means the growth or decline in EPS achieved by PNC or other Peer Group members for that Performance Year as compared to EPS for the comparable period of the prior calendar year, expressed as a percentage (rounded to the nearest one- hundredth). c. “Peer Group” refers to the Committee- determined peer group as of the Grant Date. Performance will be measured based on the Peer Group on the last day of the Performance Period, taking into account name changes and the elimination from the Peer Group of any members since the beginning of the Performance Period (e.g., due to consolidation or merger). In the event of a merger of two members of the Peer Group during the Performance Period, the financial information of the resulting new company will be compared to that of the acquiring member of the Peer Group (as determined on a corporate accounting basis.) The Peer Group for this Award consists of the following members: PNC, Bank of America Corporation, Citizens Financial Group, Inc., Fifth Third Bancorp, Huntington Bancshares Inc., JPMorgan Chase & Co., KeyCorp, M&T Bank Corporation, Regions Financial Corporation, Truist Financial Corp., U.S. Bancorp, and Wells Fargo & Company 2. Average ROE - Annual return on equity (“ROE”), with specified adjustments as described in paragraph 3, measured for each Performance Year and then averaged for the Performance Period (“Average ROE”)

-3- and compared to specified performance targets established by the Committee. 3. CET1 Ratio - Whether PNC has met or exceeded the common equity Tier 1 capital spot ratio limit as then in effect and applicable to The PNC Financial Services Group, Inc. (“CET1 Ratio”) (which may be on a pro forma fully phased-in basis, if applicable) as set forth in PNC’s Enterprise Capital Management Policy (or any successor policy) and monitored at least quarterly. All performance metrics, including any adjustments, will be determined on the basis of: (x) with respect to PNC’s absolute performance, PNC’s internal financial information; (y) with respect to PNC’s relative performance to other members of the Peer Group, either publicly-disclosed financial information or, in the case of PNC, internal financial information that is anticipated to be publicly disclosed in an upcoming filing with the SEC; and (z) with respect to other members of the Peer Group, publicly-disclosed financial information, in each case, only where such amounts can be reasonably determined as of the date immediately prior to the date the Committee makes its determination as to the size of the payout. 2. Calculating Corporate Performance Metrics (a) Calculating Average ROE. For each Performance Year, annual ROE (expressed as a percentage, rounded to the nearest one-hundredth) is calculated and adjusted for the items set forth in paragraph 3. At the end of the Performance Period, Average ROE is determined by calculating the average of PNC’s annual ROE for each Performance Year, then rounding to the nearest one- hundredth. (b) Calculating Relative Average EPS Growth. Annual EPS Growth for PNC and each other member of the Peer Group is calculated for each Performance Year, adjusted for the items set forth in paragraph 3, expressed as a percentage and rounded to the nearest one-hundredth.

-4- At the end of the Performance Period, the annual EPS Growth percentages for each Performance Year are averaged. PNC’s average EPS Growth is compared to the average of each other member of the Peer Group to determine PNC’s percentile rank, based on a continuous percentile rank calculation and expressed as a percentage (rounded to the nearest one-hundredth). (c) Calculating the Corporate Performance Factor. (i) Once the Average ROE and Relative Average EPS Growth are determined, a corporate performance factor, expressed as a percentage, is calculated using the table attached as Exhibit 1, applying bilinear interpolation and rounding to the nearest one-hundredth (such percentage, the “Corporate Performance Factor”). The Corporate Performance Factor will range from 0.00% to 150.00%. The Corporate Performance Factor may be adjusted by the Committee as described in paragraph 7. (ii) In the event of your death or a Change of Control, the provisions of paragraph 8 will govern the calculation of the Corporate Performance Factor. 3. Adjustments to Corporate Performance Metrics For purposes of measuring (a) EPS Growth performance for PNC and other members of the Peer Group or (b) ROE for PNC, earnings or EPS performance results, as applicable, will be adjusted, on an after-tax basis, for the impact of any of the following where such impact occurs during a given Performance Year (or, if applicable, during the prior year comparison period for a given year):  discontinued operations (as such term is used under GAAP);  acquisition costs and merger integration costs; and  items resulting from a change in U.S. federal tax law, which includes one-time adjustments to U.S. federal tax law (i.e., benefits or losses associated with the revaluation of assets or liabilities due to a change in tax law), but does not include (i) any going-forward changes to run rate income as a result of a change in U.S. federal tax law, to the extent such going-forward changes are reasonably determinable, or (ii) benefits or losses realized from

-5- the resolution of certain outstanding tax matters (e.g., court decision that reverses an earlier tax position) or changes in a company’s organizational tax structure. In the case of the EPS growth metric and the ROE performance metric, there will be an additional adjustment to add the amount disclosed as provision for credit losses (or the equivalent) and subtract the amount disclosed as total net charge-offs. In the case of the EPS growth metric, the impact of any stock splits (whether in the form of a stock split or a stock dividend) may result in an additional adjustment. Adjustments will be made if the impact of such events occurs during a Performance Year (or partial year, if applicable), or, for purposes of determining EPS Growth, during the prior year comparison period for a Performance Year. The Committee may also take into account other unusual or nonrecurring adjustments (applied on a consistent basis) in determining the Final Award, including adjustments resulting from changes in accounting methods, practices or policies or changes in capital structure by reason of legal or regulatory requirements. After-tax adjustments for PNC and, where applicable, other members of the Peer Group, will be calculated using the same methodology for making such adjustments on an after-tax basis. 4. Applying the Risk Performance Metric (a) CET1 Ratio Generally. The Award is subject to one risk performance factor based on whether PNC has met or exceeded the CET1 Ratio as of the last day of each Performance Year. The current CET1 Ratio is 7.0%. (b) Determination of Annual CET1 Ratio. As soon as practicable following the end of the Performance Period, PNC will present information to the Committee relating to (i) the CET1 Ratio compared to (ii) the actual CET1 Ratio achieved by PNC with respect to each Performance Year, based on PNC’s publicly reported financial results for the period ending on the applicable end date.

-6-  If PNC meets or exceeds the CET1 Ratio for each Performance Year, the risk performance metric is satisfied.  If PNC does not meet the CET1 Ratio for a Performance Year, 1/3 of the target number of PSUs are eligible for forfeiture on the Final Award Date. The Committee will conduct a final review and adjust the target number of PSUs accordingly as of the Final Award Date. 5. Risk Performance Review Adjustment In addition, and independent from the CET1 Ratio performance metric described in paragraph 4 above, on or prior to the Final Award Date, the Committee has the discretion to conduct a risk performance review relating to a risk-related action of potentially material consequence to PNC. If the Committee exercises its discretion to conduct a risk performance review, the Committee will review and determine if a downward adjustment for risk performance is appropriate. If so, the Committee will determine the size of the risk adjustment to the Corporate Performance Factor (including reducing such Corporate Performance Factor to zero.) Any determination to conduct a risk performance review will be made shortly after the close of the Performance Period, but no later than the 45th day following the close of the Performance Period, and any required review will be conducted no later than the end of the first quarter following the close of the Performance Period. 6. Committee Discretion Notwithstanding the levels of corporate and risk performance achieved by PNC, the Committee may use its discretion to reduce or increase the number of Payout Share Units (including a reduction to zero) as it deems equitable to maintain the intended economics of the Award in light of changed circumstances. Such circumstances are limited to external events affecting PNC, its financial statements or members of its Peer Group

-7- that are substantially outside of PNC’s control and could not reasonably be planned for as of the Grant Date. Discretion in Connection with a Change of Control. The Committee will have no discretion to adjust the calculated maximum Payout Share Units following a Change of Control or during a Change of Control Coverage Period. In the event (a) your termination of employment with PNC is an Anticipatory Termination, (b) a Change of Control is pending, and (c) the Committee-determined Final Award Date occurs prior to the Change of Control, the Committee will have no discretion to adjust your calculated maximum Payout Share Units under these circumstances. 7. Calculation of Payout Share Units and Determination of Final Award Following the end of the Performance Period, the Committee reviews performance against the performance metrics and makes its determination as to the Final Award, as follows: (1) Application of Risk Performance Metric - The Committee first determines whether or not to reduce the target number of PSUs under the Award, based on the application of the risk performance metric, as follows: (a) If PNC has met or exceeded the CET1 Ratio for each Performance Year, there is no reduction in the number of target PSUs under the Award. (b) If PNC has not met the CET1 Ratio for any Performance Year, then for each Performance Year the CET1 Ratio was not met, the Committee can elect to reduce the target number of PSUs by one-third. (2) Committee Review of Performance Factor - Next, the Committee determines whether to approve the calculated Corporate Performance Factor, a lower percentage or a higher percentage based on application of any risk-related adjustment (described in paragraph 5) or other Committee discretion consistent with paragraph 6. (3) Final Award Determination - Once the Committee approves the final Corporate Performance Factor, it applies this percentage to (x) the target number of PSUs (as reduced for any failure to meet the CET1 Ratio during the Performance Period), and rounds down to the nearest whole share unit. The resulting amount is the number of

-8- Payout Share Units that are eligible to vest and be settled on the Final Award Date (i.e., the Final Award). In no event can the size of the Final Award be greater than 150.00% of the target number of PSUs. (4) Special Rules Regarding the Final Award Date – The Final Award will become vested and payable as of the Final Award Date, which term is defined in Appendix B. The Final Award Date is typically the date on which the Committee makes its determination as to the size of the payout to be paid out to you, but:  In the event of a Change of Control, the amount of Payout Share Units will be calculated (as of the date of the Change of Control) as described in paragraph 8 below and determination of the Final Award will be made as soon as practicable after the Change of Control.  In the event of your death (prior to a Change of Control), the amount of Payout Share Units will be calculated as described in paragraph 8 below as soon as practicable following the calendar year of your death. In the event of your death following a Change of Control, the Payout Share Units and the Final Award Date will be determined as described above. 8. Determination of Payout Share Units Upon Death or a Change of Control Death Notwithstanding anything to the contrary in this Agreement, if your employment with PNC ceases by reason of your death (or if you die following a termination of employment with PNC (i) due to Disability or Retirement, (ii) or following an Anticipatory Termination, or (iii) by PNC not for Cause or by you for Good Reason), but prior to the Committee-determined Final Award Date, then the total number of Payout Share Units is calculated based on (a) target corporate performance for all Performance Years and (b) actual risk performance for the completed Performance Years and the Performance Year in which the date of death occurs, and no risk adjustments for any remaining years in the Performance Period. The amount of Payout Share Units is rounded down to the nearest whole share unit. This amount is not pro-rated, but remains subject to the Committee’s exercise of discretion.

-9- If a Change of Control occurs after your death and in the same calendar year of your death (but prior to the time the Committee makes a Final Award determination), the Final Award will be calculated as described below under “Change of Control” as though you remained continuously employed with PNC as of the Change of Control. Change of Control Upon a Change of Control, the total number of Payout Share Units is calculated based on (a) target corporate performance for all Performance Years and (b) actual risk performance for the completed Performance Years, rounded down to the nearest whole share unit. For any remaining Performance Years (including the year of the Change of Control), if the CET1 Ratio was not met or exceeded as of the quarter-end immediately preceding the Change of Control, then for each Performance Year, one- third of the target number of PSUs will be forfeited and expire as of the Change of Control. The Committee does not have discretion to adjust this amount of Payout Share Units. 9. Definition of Change of Control Coverage Period “Change of Control Coverage Period” means a period commencing on the occurrence of a Change of Control Triggering Event (defined below) and ending upon the earlier to occur of (a) the date of a Change of Control Failure (defined below) and (b) the date of a Change of Control. After the termination of any Change of Control Coverage Period, another Change of Control Coverage Period will commence upon the occurrence of another Change of Control Triggering Event. For purposes of this definition:  a “Change of Control Triggering Event” means the occurrence of either of the following: (i) the Board or the Corporation’s shareholders approve a Business Combination, other than an Excluded Combination (as defined in the definition of Change of Control in Appendix B), or (ii) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board  a “Change of Control Failure” means: (x) with respect to a Change of Control Triggering Event,

-10- the Corporation’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or (y) with respect to a Change of Control Triggering Event described in clause (ii) of the definition above, the proxy contest fails to replace or remove a majority of the members of the Board. 10. Committee Determination The Committee may make prospective adjustments to the Award. All determinations made by the Committee or otherwise by PNC hereunder shall be made in its sole discretion and shall be final, binding and conclusive for all purposes on all parties.

-i- EXHIBIT 1: CORPORATE PERFORMANCE FACTOR Once Average ROE and Relative Average EPS Growth are determined, the Corporate Performance Factor is calculated using the table below. Bilinear interpolation applies for performance between the threshold and maximum levels (in either direction). If Average ROE falls below the threshold in the table below, and PNC’s percentile rank relating to average relative EPS is at or below the 25th percentile, the award is eligible for forfeiture. The calculated payout percentage will range from 0.00% to 150.00%. Relative EPS Growth PNC Percent Rank at the 25th percentile or below PNC Percent Rank at the 50th percentile PNC Percent Rank at the 75th percentile or above A bs ol u te R O E 13.50% 100.00% 125.00% 150.00% 12.50% 87.50% 112.50% 137.50% 11.50% 75.00% 100.00% 125.00% 10.50% 62.50% 87.50% 100.00% 9.00% 50.00% 75.00% 87.50% Below 0.00% 25.00% 50.00%

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf as of the Grant Date. THE PNC FINANCIAL SERVICES GROUP, INC. By: Chief Executive Officer ATTEST: By: Corporate Secretary ACCEPTED AND AGREED TO by GRANTEE ___________________________________ Grantee